EXHIBIT 10.10

December 12, 2020

Michael J. Donovan PhD MD
601 NE 27th St., Apt. 1707
Miami, FL 33137

Dear Michael:

Renalytix AI, Inc. (the “Company”) is pleased to offer you the position of Chief Medical Officer, reporting directly to CEO James McCullough. We feel strongly that your intellect, energy and experience are an ideal fit with our company culture and objectives, and that you would make a tremendous addition to our core team.

In the Chief Medical Officer role, you will serve as the Company’s medical expert and be responsible for strategic development and tactical implementation of clinical studies for our diagnostic programs. This will include providing direct medical/physician oversight for clinical studies, and clinician input into all aspects of our diagnostic test development. You will help ensure that all products developed and marketed by Renalytix AI conform to high quality standards in accordance with all related regulatory requirements. Additional duties and responsibilities may be assigned in consultation with the CEO.

You shall devote your best efforts, skill and such time, attention and energy as may be necessary to fully and effectively perform your duties and responsibilities. Additionally, you shall not engage in any activities which directly or indirectly are in competition with the performance of your duties and responsibilities and/or the business of the Company. Further, you shall faithfully carry out any and all instructions given to you by your supervisors and shall observe all of the Company’s policies, procedures, rules and regulations as may be implemented from time to time.

It is anticipated that your start date will be January 4, 2020. You will be a remote employee but will be expected to travel frequently to our clinical laboratories in the United States and other U.S. and international company, customer, health system and other locations when required (approx. 40% travel time).

The position will include a base salary of $304,000 per year for 80% of your full-time work hours (i.e., 80% of full-time rate of $380,000), plus you will be eligible for annual bonus subject to approval of the board, and company benefits. Please see the appendix on the last page of this letter for a summary list of benefits.

In addition, you will receive a one-time sign-on bonus of $50,000, paid through the first available payroll cycle. This payment will be subject to all applicable taxes and withholdings. In the event that you should separate from the Company prior to one (1) year of employment (except through a workforce reduction job elimination or other mutually agreeable terms), the bonus will be repayable on a pro-rata basis.

If you choose to accept this job offer, please sign a copy of this letter where indicated below and return it to me by December 15, 2020. Nothing stated in this letter or in any prior discussions regarding the terms of your employment will serve as an employment contract or a guarantee of continued employment.

Renalytix AI, Inc. | 1460 Broadway, New York, NY 10036 | +1 (646) 397-3970

For legal purposes, we must emphasize that this letter is not a contract of employment; it merely lists the salary and other benefits that you will be eligible for as well as the general terms and conditions of employment under which you will be employed if you accept our offer of employment. Your employment with the Company is at-will. Just as you retain the right to resign, without notice or cause, the Company has the same right with respect to termination. Your employment is for no definite term, regardless of any other oral or written statement by any officer or representative, with the exception of an express written employment contract signed by the CEO. Should the Company choose to terminate your employment for reasons other than Cause, you shall be entitled to severance payment equal to one month’s base salary for each full month of employment, up to a maximum severance payment equal to six months of then-current base salary. “Cause for purposes of this letter shall mean that you have engaged in any of the following: (i) a material breach of any covenant or condition under this offer letter or any agreement between the Company and you; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of Company; (vi) negligence in the performance of your duties or failure to perform your material duties to the Company; (vii) failure to pass to the satisfaction of the Company, a preliminary background check or failure to submit proof of legal eligibility to work in the United States; or (viii) breach of fiduciary duty. In the event your employment is terminated at any time for Cause, you will not receive severance benefits, or any other severance compensation or benefits.

Except as permitted in writing signed by the Company’s CEO, during the term of your employment, or at any time thereafter, you shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of business of the Company) any confidential or secret knowledge or information of the Company which you acquire or become acquainted with during the term of your employment, whether developed by you or others, concerning any confidential information of the Company’s operations and activities. The foregoing obligations of confidentiality shall not apply to any confidential information which is now published or which subsequently becomes known to the general public other than as in direct result of the breach of this agreement by you or which is required to be disclosed by you by order of any court or governmental agency or pursuant to any statute or governmental regulation.

In the event you should choose to resign at some point, we ask that you provide two weeks’ notice. In the event you fail to provide the requested two weeks’ notice, you will forfeit any accrued but unused vacation, and other paid time off benefits.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will need to submit documentation confirming your employment eligibility so that an I-9 can be completed. We will not be able to employ you if you do not present appropriate documentation.

In making this offer, you acknowledge and the Company understands that you are not under any obligation to any former employer or any person, firm or corporation which would prevent, limit, or impair in any way the performance of your duties as the Company’s employee and the Company receiving the exclusive benefit of your services. You acknowledge that you have not taken any property from your former employer, including but not limited to, any confidential information or trade secret information, and that you will leave all of your former employer’s property at your previous employment. You are being offered this employment because of your skills and your experience and not because you may have had access to any confidential information. In the event this agreement is violated, we reserve the right to terminate your employment.

Per Company policy, our offer is contingent upon the favorable results of your background check and your signing the Company’s “Non-Disclosure, Confidentiality, Non-Solicitation and Non-Compete Agreement,” “Employee Proprietary Information and Inventions Assignment Agreement,” as well as a “Jury Trial and Class Action Waiver.” You may not begin work until these agreements are signed and returned to the Company.

When your acknowledgement to this letter is received, appropriate links to set up your employee benefits and payroll will be sent along with an employee handbook for your review.

We very much look forward to having your join the team during this exciting time in Renalytix AI’s development.

Sincerely,

……………………………………….
Trent D Bingham

Chief Human Resources Officer

About Renalytix AI

Renalytix AI plc (LON:RENX) (Nasdaq:RNLX) is a developer of artificial intelligence (AI) enabled clinical diagnostic solutions for kidney disease, one of the most common and costly chronic medical conditions globally. Renalytix Al's solutions are designed to make significant improvements in kidney disease risk assessment, clinical care and patient stratification for drug clinical trials. Our technology platform draws from distinct sources of patient data, including large electronic health records, predictive blood-based biomarkers and other genomic information for analysis by learning computer algorithms. We intend to build a deep, unique pool of kidney disease-related data for different Al-enabled applications designed to improve predictive capability and clinical utility over time. In 2020, Renalytix Al expects to launch KidneylntelX™, an Al-enabled, clinical-laboratory based solution intended to support physician decision making by improving identification, prediction, and risk stratification of patients with progressive kidney disease. Renalytix Al, Inc. is a wholly-owned subsidiary of Renalytix Al plc.

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I hereby accept the chief medical officer position as described herein.

Michael J. Donovan
Full legal name

/s/ Michael J. Donovan
Signature

12/18/2020
Date